Exhibit 99.1

NEWS RELEASE

115 SANSOME STREET

SAN FRANCISCO, CA 94104 (415) 393 - 4000

For release:	IMMEDIATE	Contact:	Dale A. Carlson
415/393-4198
dcarlson@pacificex.com

PCX HOLDINGS STOCKHOLDERS APPROVE MERGER WITH ARCHIPELAGO

SAN FRANCISCO, September 13, 2005 – Stockholders of PCX Holdings, Inc. (PCXH), parent company of the Pacific Exchange, Inc. (PCX), today voted overwhelmingly in favor of a proposed merger with Archipelago Holdings, Inc. (AX), parent company of the Archipelago Exchange.

Of 561,040 shares of PCXH common stock outstanding and eligible to be voted, 423,402 (75.5 percent) were cast in favor of the acquisition.

“We are very pleased to receive such strong support from our shareholders for the merger with Archipelago,” said Philip D. DeFeo, Chairman and CEO of PCX Holdings and the Pacific Exchange.  “This alliance enhanced shareholder value, and strengthens the competitive abilities of our options business, setting the stage for a new trading model that can offer unique opportunities to public investors.”

The deal still requires approval by the Securities and Exchange Commission, completion of customary closing conditions, and filings with the State of Delaware, where PCXH is incorporated.  These remaining requirements are expected to be satisfied later this month.

PCXH stockholders will receive cash for their PCXH shares, once the transaction closes.  The value of the cash consideration will be based, in part, on the average closing price of Archipelago’s common stock for the ten consecutive trading days prior to and ending on the last trading day before the closing date.

The initial agreement between Archipelago and PCXH, announced on January 3, 2005, called for PCXH stockholders to receive an 80-20 split of cash and AX common stock for each PCXH share owned.  The merger agreement was subsequently amended to an all cash transaction.

On April 20, 2005, Archipelago Holdings announced that it intends to merge with the New York Stock Exchange.

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Forward Looking Statements
Certain statements in this press release may contain forward-looking statements. These statements are based on current expectations and involve risks and uncertainties that could cause actual results to differ materially from those set forth in the statements. There can be no assurance that such expectations will prove to be correct. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligation to disclose material information under the Federal securities laws, PCXH undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release.

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